                                                 Exhibit 23

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-275738) of Universal Corporation, and
(2)Registration Statements (Form S-8s Nos. 333-39297, 333-101825, 333-145205, 333-222983, 333-273649) of Universal Corporation;

of our report with respect to the consolidated financial statements and schedule of Universal Corporation dated May 29, 2024, except for the effects of the material weakness related to the Mozambique subsidiary described in the second paragraph of the Opinion on the Financial Statements and the Critical Audit Matters for Allowance for Advances to Tobacco Suppliers and Allowance for Recoverable Value-Added Tax (“VAT”) Credits described in that report, as to which the date is April 21, 2025 and our report with respect to the effectiveness of internal control over financial reporting of Universal Corporation dated May 29, 2024, except for the effects of the material weakness related to the Mozambique subsidiary described in the second and third paragraphs of that report, as to which the date is April 21, 2025 included in this Form 10-K/A of Universal Corporation for the year ended March 31, 2024.

/s/ Ernst & Young LLP
Richmond, Virginia
April 21, 2025